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Exhibit 99.1

Contact:
Kevin Rakin President & Chief Executive Officer Genaissance Pharmaceuticals, Inc. 203.773.1450 k.rakin@genaissance.com	Rhonda Chiger Investor Relations Rx Communications Group 917.322.2569 rchiger@RxIR.com

For Immediate Release

Genaissance Pharmaceuticals Reports Third Quarter Results

—HAP™ Markers Associated with Drug Response Presented at
American Heart Association Meeting—
—Federal Drug Administration Issues Draft Guidance for Pharmacogenomics—

New Haven, CT, November 12, 2003—Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) today reported its financial results for the third quarter and nine months ended September 30, 2003.

For the three months ended September 30, 2003, revenue increased 47% to $2.6 million, compared to $1.8 million for the three months ended September 30, 2002, primarily as a result of revenues from our DNA Sciences acquisition. Operating expenses for the three months ended September 30, 2003, were $8.5 million, of which $6.1 million was attributable to research and development. These results compare to operating expenses of $6.7 million, of which $4.7 million was attributable to research and development, for the three months ended September 30, 2002. The increase in operating expenses, for the three months ended September 30, 2003, was primarily attributable to the operating costs of DNA Sciences, costs relating to the prepayment of certain of our capital lease obligations, as well as a severance obligation for our former Chief Scientific Officer. For the three months ended September 30, 2003, Genaissance's net loss was $5.8 million, or $0.25 per share, compared to a net loss of $5.2 million, or $0.23 per share, for the three months ended September 30, 2002.

Revenue for the nine months ended September 30, 2003, increased 41% to $7.8 million from $5.5 million for the same period last year. Operating expenses for the first nine months of 2003, were $22.5 million, a 31% decrease from operating expenses of $32.6 million for the same period last year, which included a $6.0 million charge for impairment of fixed assets. Research and development expenses, for the nine months ended September 30, 2003, were $15.9 million, a 19% decrease compared to research and development expenses of $19.6 million for the nine months ended September 30, 2002.

Genaissance reported a net loss for the nine months ended September 30, 2003, of $14.4 million, or $0.63 per share, as compared to a net loss of $27.7 million, or $1.22 per share, for the nine months ended September 30, 2002.

As of September 30, 2003, Genaissance had cash, cash equivalents and marketable securities totaling $17.1 million. Financing activities announced October 30, 2003, increased the Company's cash position by $4.2 million after considering capital lease payoffs and related expenses.

"These results demonstrate our continued focus on building a strong base business, while investing strategically in our proprietary product development programs," said Kevin Rakin, President and Chief Executive Officer of Genaissance.

Recent corporate highlights include:

  •
  Genaissance entered into an agreement with AstraZeneca, which is the second commercialization agreement related to the Company's STRENGTH study. AstraZeneca received a non-exclusive license to the STRENGTH study database for research purposes for a limited period of time.

  •
  Genaissance achieved its enrollment goals for its proprietary CARING study. The CARING study will utilize Genaissance's HAP™ Technology and expertise to examine patients who develop white cell depletion (agranulocytosis) in response to clozapine treatment. DNA from these patients will be studied to determine whether genetic commonalities exist that would help predict similar occurrences of clozapine-induced agranulocytosis in other patients.

  •
  Genaissance appointed Karen A. Dawes to its Board of Directors. Ms. Dawes has extensive commercial and strategic experience in the pharmaceutical industry with Bayer Corporation, Wyeth Pharmaceuticals, Genetics Institute and Pfizer Inc. In her most recent role at Bayer, Ms. Dawes was Senior Vice President, U.S. Business Group Head, where she led the U.S. pharmaceutical group.

  •
  Genaissance strengthened its balance sheet, securing $11.1 million through a loan with Comerica Bank and the issuance of newly-designated Series A preferred stock in a private placement, which closed after the end of the quarter.

  •
  On November 11, 2003, at the American Heart Association (AHA) meeting, Genaissance presented clinical data describing associations between HAP™ Markers and response to treatment with the statin class of drugs. The two presentations provided additional results from Genaissance's STRENGTH clinical study. These findings support the potential development of DNA-based diagnostic tests for treatment and dosage decisions with the statin class of drugs.

In addition, on November 3, 2003, the Food and Drug Administration (FDA) issued Draft Guidance for the Industry, entitled "Pharmacogenomic Data Submissions," in advance of an industry workshop scheduled for November 13 and 14, 2003. The draft guidance provides recommendations on what pharmacogenomic data to submit to the FDA during the drug development process, the format of submissions and how the data will be used in regulatory decision-making.

"We are extremely pleased that the FDA has issued draft guidance on the use of pharmacogenomics for drug development," said Mr. Rakin. "At the same time that the FDA was issuing its guidelines, we made two presentations at the AHA meeting, showing clinical applications of our HAP™ Technology. Now with the regulatory pathway clearer, we believe that Genaissance, with its focus on drug response pharmacogenomics, is well positioned to be the partner of choice for the industry as it starts to implement these draft guidelines."

Genaissance will host a conference call and web cast to discuss events disclosed in this press release. The previously announced call is scheduled for today at 11:00 a.m. Eastern Time. To participate in this call, dial 719-457-2679, confirmation code 512819, shortly before 11:00 a.m. A replay of the call will be available from 2:00 p.m. Eastern Time through 12:00 midnight on Tuesday, November 18, 2003. The replay number is 719-457-0820, confirmation code 512819. The web cast can be accessed at www.genaissance.com.

Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products. Genaissance markets its technology, clinical development skills and pharmacogenomic services to the pharmaceutical industry as a complete solution for improving the development, marketing and prescribing of drugs. Genaissance has agreements with major pharmaceutical, diagnostic and biotechnology companies. Genaissance is headquartered in Science Park in New Haven, Connecticut. Visit the company's website at www.genaissance.com.

This press release contains forward-looking statements, including statements about the expected growth and development of Genaissance's business, including revenue and operating expenses, expected financial performance, the ability of Genaissance to apply its technologies to the development, marketing and prescribing of drugs and to detect associations between clinical outcomes and genetic variation. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of our technologies by the pharmaceutical industry, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights and those risks identified in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003, and in other filings we make with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

(Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
License and service revenue	$2,571	$1,754	$7,823	$5,539

Operating Expenses:
Research and development	6,097	4,712	15,892	19,624
General and administrative	2,080	1,956	6,200	6,970
Impairment of fixed assets	—	—	—	6,000
Loss on equipment under capital lease	368	—	368	—

Total operating expenses	8,545	6,668	22,460	32,594

Loss from operations	(5,974)	(4,914)	(14,637)	(27,055)
Interest income	52	219	276	858
Interest expense	(122)	(487)	(514)	(1,509)

Loss before benefit from (provision for) income taxes	(6,044)	(5,182)	(14,875)	(27,706)
Income tax benefit	200	(28)	520	(28)

Net loss attributable to common stockholders	$(5,844)	$(5,210)	$(14,355)	$(27,734)

Net loss per common share, basic and diluted	$(0.25)	$(0.23)	$(0.63)	$(1.22)

Weighted average shares used in computing Net loss per common share	23,044	22,827	22,937	22,802

Balance Sheet Data
(in thousands)
(unaudited)

	Sept. 30, 2003	Dec. 31, 2002
Cash, cash equivalents and marketable securities	$17,088	$34,150
Working capital	10,194	16,361
Total assets	31,670	50,722
Capital Leases and current portion long term debt	3,725	11,584
Long Term debt	7,555	4,501
Stockholders' equity	12,372	25,855

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Genaissance Pharmaceuticals Reports Third Quarter Results
Statements of Operations (Unaudited) (In thousands, except per share data)
Balance Sheet Data (in thousands) (unaudited)